Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Star Gas Partners, L.P.:

We consent to the incorporation by reference in this registration statement on Form S-4 of Star Gas Partners, L.P. and Star Gas Finance Company of our report dated December 10, 2004, except for the first paragraph of Note 4 and Note 21, which are as of April 18, 2005, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2003 and 2004, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended September 30, 2004, and the related financial statement schedule, which report appears in the Form 8-K of Star Gas Partners, L.P. dated June 22, 2005. Our report contains an explanatory paragraph that states the Partnership’s heating oil segment will not have sufficient borrowing capacity after December 17, 2004, which raises substantial doubt about the Partnership’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142.

Additionally, we consent to the incorporation by reference in this registration statement on Form S-4 of Star Gas Partners, L.P. and Star Gas Finance Company of our report dated December 10, 2004, except for Note 3 which is as of April 18, 2005, with respect to the balance sheets of Star Gas LLC as of September 30, 2003 and 2004, which report appears in the Form 8-K of Star Gas Partners, L.P. dated May 18, 2005. Our report contains an explanatory paragraph that states the heating oil segment of the Partnership will not have sufficient borrowing capacity after December 17, 2004, which raises substantial doubt about the Partnership’s ability to continue as a going concern, which consequently raises substantial doubt about the ability of Star Gas LLC to continue as a going concern. The balance sheets do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Stamford, Connecticut

June 24, 2005